EXECUTION COPY

October 31, 2011

Mr. Steven F. Tunney, Sr.

[—]

[—]

Dear Steve:

The Board of Directors (the “Board”) of MCG Capital Corporation (the “Corporation”) appreciates your efforts and contributions as President and Chief Executive Officer of the Corporation during the past five years. This letter memorializes the terms of your termination of employment with the Corporation and its affiliated companies. All capitalized but undefined terms used in this letter shall have the meanings set forth in the employment agreement between you and the Corporation, dated September 18, 2006, as amended effective December 31, 2008 (the “Employment Agreement”).

Acceptance of Resignation. This letter will serve as an acceptance of your resignation as an officer and director of the Corporation and as an officer and/or director of any of its affiliated entities, including any portfolio companies and Solutions Capital G.P., LLC (the “GP”), effective as of the date hereof (the “Separation Date”). Your resignation will be treated for purposes of the Employment Agreement and, to the extent beneficial to you, your outstanding equity-based awards, as a termination by the Corporation other than for Cause, effective immediately, subject to the terms and conditions of this letter.

Separation Payments and Benefits. Subject to your signing and delivering to the Corporation (no later than 30 days following the Separation Date) and not revoking the release of claims attached hereto as Exhibit A (the “Release”) and your continued compliance with the covenants set forth in Section 7 of the Employment Agreement, you shall be entitled to the payments and benefits set forth on the attached Schedule I. You hereby acknowledge that Schedule II accurately reflects all outstanding restricted shares of common stock of the Corporation (“Restricted Shares”) and cash long-term incentive awards (“LTIP Awards”) held by you as of the Separation Date, and agree that any such awards held by you as of the Separation Date shall be treated under their respective terms (as set forth on Schedule II), subject to your timely execution and non-revocation of the Release. Except as described in this letter, including Schedules I and II hereto, you hereby acknowledge that you have no further rights to any compensation or benefits under your Employment Agreement or any incentive, equity or benefit plan, program or agreement of or with the Corporation or any of its affiliated entities, including any portfolio companies and the GP. The Release must be signed and delivered to the Corporation no later than 30 days following the Separation Date. If you do not timely sign and deliver the Release to the Corporation, or if you revoke the Release during the statutory seven (7)-day revocation period, you shall forfeit any rights to the amounts and benefits provided under this letter.

Reimbursement of Legal Fees. On the Separation Date, the Corporation shall pay directly on your behalf $15,000 to the attorney that you retained to advise you in connection with the negotiation and execution of this letter.

Restrictive Covenants. You acknowledge and agree that both the Non-Competition Period and the Applicable Period begin on the Separation Date and end 24 months after the Separation Date, and that Section 7(d)(iii) of the Employment Agreement does not apply in connection with your termination of employment pursuant to this letter. The Corporation shall have the remedies provided under Section 7(f) of the Employment Agreement available to it, in addition to its right to cease to pay or provide the payments and benefits set forth in this letter.

Miscellaneous. This letter and the attachments hereto constitute the entire agreement between you and the Corporation regarding your rights upon termination and supersede any earlier agreement, written or oral, with respect thereto. This letter will be governed by and construed in accordance with the laws of the State of Virginia without reference to the principles of conflict of law. You waive any requirement that you receive notice of any Board meetings held or to be held prior to your resignation. The terms of Section 7 (except for Section 7(d)(iii)) and Section 9 of the Employment Agreement shall survive and be enforceable by the parties pursuant to their terms and as if set forth herein. In addition, any rights to indemnification under the Corporation’s charter, bylaws and director’s and officer’s liability insurance policy (which for the avoidance of doubt, apply with respect to your service to the Corporation and its affiliated entities, including any portfolio companies and the GP), shall survive your termination of service. The “Successors and Assigns” provision of Section 8 of the Employment Agreement shall apply to this letter as if set forth herein, with references to the “Company” referring to the “Corporation,” to this “Agreement” referring to this “letter” and to the “Executive” referring to “you.” You and the Corporation agree that any disputes relating to any matters under the terms of this letter shall be resolved in accordance with Sections 7(f) and 9 of the Employment Agreement, as applicable.

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To indicate your agreement with the foregoing, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours,

MCG Capital Corporation

By:	/s/ Richard W. Neu
Name: Richard W. Neu
Title: Chairman of the Board of Directors of MCG Capital Corporation

Accepted and Agreed as of October 31, 2011:

/s/ Steven F. Tunney, Sr.
Steven F. Tunney, Sr.

[Signature Page to Steven F. Tunney Termination Letter, dated October 31, 2011]

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Schedule I

Employment Agreement Section Reference	Description of Payment	Amount of Payment	Payment Date(s)

5(c)(i)	(1) Unpaid Base Salary through the Separation Date, (2) unreimbursed business expenses incurred through the Separation Date, and (3) accrued and unused vacation pay through the Separation Date	$5,355.37, consisting of $321.20 of unreimbursed business expenses incurred through the Separation Date and $5,034.17 of accrued and unused vacation pay through the Separation Date. (Base Salary through the Separation Date is being paid on October 31, 2011 as part of the Corporation’s customary payroll.)	Payable within ten (10) business days after the Release Effective Date (as defined below)

5(c)(ii)	A payment equal to two times the sum of your Base Salary and Target Annual Bonus	Aggregate amount of $2,244,600	$561,150 payable on the first business day after the six (6)-month anniversary of the Separation Date (the “First Payment Date”) and $1,683,450 to be paid in 18 equal monthly installments on the first business day of each of the first 18 months immediately following the First Payment Date

5(c)(iv)	Continuation Health Coverage until the earlier of (1) 24 months following the Separation Date and (2) the date you first (a) violate any of the covenants set forth in Section 7 of the Employment Agreement or (b) become eligible to participate in any other plan that provides medical, dental, or hospitalization benefits

5(c)(e)	Compensation or benefits under other Corporation plans, programs and practices	(1) your vested account balance under the Corporation’s tax-qualified savings plan and (2) your vested account balance under the Supplemental Non-Qualified Retirement Plan, as amended (for reference, as of September 30, 2011, your vested account balance under the Supplemental Non-Qualified Retirement Plan was $203,189.98)	In accordance with the terms of the plans and any elections thereunder

For purposes hereof, the “Release Effective Date” shall occur on the eighth day following the date on which you deliver a signed Release to the Corporation without your having revoked such Release.

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Schedule II

Restricted Shares

Award and Grant Date	# of Shares	Treatment/Vesting Date
Restricted Stock Award under 2009 Long Term Incentive Program ($6 and $7 tranches)	16,667	Vest on Release Effective Date

Restricted Stock Award granted April 30, 2008	3,750	Vest on Release Effective Date
Restricted Stock Award granted March 1, 2011	46,718	Vest on Release Effective Date

Minimum statutory withholding to be satisfied through net share settlement.

Cash LTIP

Award and Grant Date	$ Amount	Treatment/Payment Date
$6 Level LTIP grant (33.33% of grant scheduled to vest 11/2/2011)	$77,000.00	Vest and paid on November 1, 2011

$7 Level LTIP grant (33.33% of grant scheduled to vest 2/29/2012)	$77,333.33	Vest on Release Effective Date and paid within ten (10) business days after Release Effective Date

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Exhibit A

For and in consideration of the payments and other benefits due to Steven F. Tunney, Sr. (the “Executive”) pursuant to the termination letter dated as of October 31, 2011, by and between MCG Capital Corporation (the “Corporation”) and the Executive (the “Termination Letter”), and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Corporation or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Corporation, its affiliates and subsidiaries, including any portfolio companies and Solutions Capital G.P., LLC (collectively, with the Corporation, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that, except as provided otherwise in the section of the Termination Letter entitled “Separation Payments and Benefits,” neither the Corporation nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Termination Letter until no less than eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Corporation’s obligations to the Executive as set forth in the Termination Letter; or (ii) rights to indemnification the Executive may have under the Corporation’s bylaws or charter or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

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IN WITNESS WHEREOF, Executive has signed this Release on this 31st day of October, 2011.

/s/ Steven F. Tunney, Sr.
Steven F. Tunney, Sr.

Accepted and Agreed as of this 31st day of October, 2011:

MCG Capital Corporation

By:	/s/ Richard W. Neu
Name: Richard W. Neu
Title: Chairman of the Board of Directors of MCG Capital Corporation

[Signature Page to Steven F. Tunney, Sr. Release (Attached to Separation Letter, dated October 31, 2011)]